                                                                    EXHIBIT 10.3

                                    __________, 19__

Charles D. Ebert, Ph.D.
1515 So. Canterbury Drive
Salt Lake City, Utah 84108

          Re:  Side letter regarding employment agreement

Dear Sir:

     Reference is hereby made to (a) that certain Employment Agreement (the "Employment Agreement"), dated as of May 1, 1998, by and between TheraTech, Inc., a Delaware corporation ("Employer"), and Charles D. Ebert ("Employee"), and (b) that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 23, 1998, by and among Employer, Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), and Jazz Merger Corp., a Delaware corporation ("Watson Sub"), pursuant to which Employer will merge with and into Watson Sub (the "Merger"), with Employer surviving the Merger.

     WHEREAS, as a condition to the willingness of Watson to enter into the Merger Agreement, Watson has required that Employee agree, and in order to induce Watson to enter into the Merger Agreement, Employee has agreed, to enter into this side letter which shall clarify and amend certain provisions of the Employment Agreement ("Amendment"); and

     WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement; and

     NOW THEREFORE, BE IT RESOLVED, THAT, in consideration of the foregoing, and the consummation of the Merger by Watson, and for other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, Employee, Employer and Watson agree as follows:

     1. Status of Employment Agreement. Except as specifically set forth herein, the Employment Agreement and each of the appendices attached thereto shall remain in full force and effect and shall not be waived, modified, superseded or otherwise affected by this Amendment. This Amendment is not to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Employment Agreement, except as specifically set forth herein.

     2.   Amendments to the Employment Agreement.

     2.1  Section 1.1 of the Employment Agreement. The first sentence of Section
1.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

     "Employer hereby agrees to employ Employee as the Senior Vice President of Research and Development of Employer. Employee shall report to the Chief Executive Officer of Employer, or such other person as is designated by the CEO of Watson Pharmaceuticals, Inc., the Employer's parent ("Watson"), which person shall either be at a comparable level to the CEO of Employer or an executive officer of Watson ("Designated Officer"). Employee shall perform the responsibilities and duties that are commensurate with his position with Employer and those other duties as are reasonably assigned to him by the Designated Officer from time to time."

     2.2 Designated Officer. Employee acknowledges that he reports solely to the Designated Officer. The Employment Agreement is hereby amended so that references to the terms "CEO" and "Board" contained in the Employment Agreement are deemed to refer to the "Designated Officer."

     2.3 Watson. Employee agrees to work to maximize the profitability and business of Watson and its subsidiaries (including, without limitation, the profitability and business of Employer) and agrees to perform such duties from time to time as are requested by the Designated Officer, notwithstanding any inconsistent terms contained in the Employment Agreement. In performing his duties under the Employment Agreement, Employee agrees to comply with all written policies and procedures of Watson.

     2.4  Section 3.1 of the Employment Agreement. The first sentence of Section
3.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following sentence:

     "During the term of this Agreement, Employer shall pay to Employee for services which Employee may render to Employer the annual salary set forth on Appendix A attached hereto, which may be increased by the Board of Directors of Employer in its sole discretion."

     2.5 Section 3.3 of the Employment Agreement. Section 3.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

     "Employee's Base Salary, Bonus, and Benefits are set forth in Appendix "A" to this Agreement."

     2.6 Appendix A of the Employment Agreement. Appendix A of the Employment Agreement is hereby amended by adding the following Section I to the end of such
Appendix:

     "I. Options. Upon consummation of the Merger, Employee shall receive forty thousand (40,000) options to purchase common stock, $0.0033 par value per share, of Watson ("Watson Common"). On each of the first, second and third year anniversaries of the Merger, Employee shall receive five thousand (5,000) options to purchase Watson Common so long as Employee is an employee of Watson or one of its majority-owned subsidiaries upon the date of grant. Employee may receive additional option grants as determined in the sole discretion of Watson's Board of Directors. All options will be granted pursuant to the terms of Watson's then existing employee stock option plan. Options will be granted at the fair market value of the underlying shares upon the date of grant. Such options shall vest over a five year period, with the first twenty percent (20%) vesting on the anniversary date of the grant and 20% on each anniversary thereafter."

                  5. Severance Benefits. Pursuant to Section 6.4 of the Employment Agreement, Employee hereby waives his right to the severance benefits listed in Appendix B of the Employment Agreement as a result of the Merger, but otherwise retains his rights to severance under this Agreement, in connection with the occurrence of other events that happen after the date hereof.

                  6. Merger. This Amendment shall be null and void ab initio in the event the Merger is not consummated on or before March 31, 1999.

     Please acknowledge your agreement by signing and returning the enclosed duplicate of this letter.

                              Very truly yours,

                              THERATECH, INC.

                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________

                              WATSON PHARMACEUTICALS, INC.

                              By:_________________________________
                              Name:_______________________________
                              Title:______________________________

Agreed and Acknowledged:

Charles D. Ebert


__________________________

Date:_____________________